EX-FILING FEES

Registrant Name: Black Unicorn Factory
Form Type: S-1
CIK: 0001822415

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Title of Each Class of Securities to be Registered | Amount to be Registered
| Proposed Maximum Offering Price Per Unit | Proposed Maximum Aggregate Offering Price | Amount of Registration Fee
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Common Stock | 1 | $0.00 | $0.00 | $0.00
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Total Offering Amounts: $0.00
Total Registration Fees: $0.00
Total Fees Previously Paid: $0.00
Total Fee Offsets: $0.00
Net Fee Due: $0.00

The registrant is filing this exhibit solely to comply with the requirements of the SEC regarding the presentation of filing fee information in connection with this Form S-1 registration statement.